EXHIBIT 5.1

GUTH|CHRISTOPHER LLP
10866 Wilshire Boulevard, Suite 1250
Los Angeles, California 90024-4357

January 9, 2004

Board of Directors
Superconductor Technologies Inc.
460 Ward Drive
Santa Barbara, California 93111-2310

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to Superconductor Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of shares of the Company’s common stock, $0.001 par value (the “Common Stock”), with an aggregate public offering price of up to $80,000,000 (the “Shares”).

          We are delivering this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

          In connection with this opinion, we have examined originals or copies of:

(i)	the Registration Statement relating to the Shares;

(ii)	a specimen certificate representing the Common Stock;

(iii)	the Restated Certificate of Incorporation of the Company (as in effect at the time of the sale of the Shares, the “Certificate of Incorporation”);

(iv)	the Amended and Restated By-laws of the Company, as currently in effect (as in effect at the time of the sale of the Shares, the “By-laws”); and

(v)	certain resolutions adopted on December 15, 2003 by the Board of Directors of the Company (the “Board of Directors”) relating to the issuance, sale and registration of the Shares, which we are informed have not been modified or rescinded.

          We have also examined the proceedings proposed to be taken in connection with the offer, sale and issuance of the Shares and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

          Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

          With respect to any offering of the Shares by the Company, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act; (ii) an appropriate prospectus supplement or term sheet with respect to the Shares has been prepared, delivered and filed in compliance with the Act and applicable rules and regulations thereunder; (iii) if the Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the sale and issuance of the Shares and related matters; (v) the terms of the sale and issuance of the Shares have been duly established in conformity with the Certificate of Incorporation and the By-laws so as not to violate any applicable law, the Certificate of Incorporation or the By-laws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (vi) the number of Shares plus the number of outstanding shares of Common Stock and any shares of Common Stock reserved for issuance at the time of the sale do not exceed the total number of shares of Common Stock authorized at that time and (vi) certificates in the form required under Delaware corporate law representing the Shares are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefore, the Shares, when issued and sold in accordance with the applicable underwriting agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

          This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. This opinion is furnished to you in connection with the Registration Statement for the Shares, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

Very truly yours,

/s/ Guth|Christopher LLP

Guth|Christopher LLP